COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN
DREYFUS PREMIER MUNICIPAL BOND FUND CLASS A SHARES AND
THE LEHMAN BROTHERS MUNICIPAL BOND INDEX


EXHIBIT A:


                                        DREYFUS PREMIER
 PERIOD         LEHMAN BROTHERS         MUNICIPAL
                MUNICIPAL               BOND FUND
                BOND INDEX *            (CLASS A SHARES)

4/30/88          10,000                   9,550
4/30/89          10,893                  10,899
4/30/90          11,678                  11,579
4/30/91          13,019                  12,984
4/30/92          14,257                  14,423
4/30/93          16,061                  16,408
4/30/94          16,407                  16,711
4/30/95          17,499                  17,834
4/30/96          18,889                  18,918
4/30/97          20,142                  20,438
4/30/98          22,016                  22,588


* Source: Lehman Brothers